ALLIANCE FINANCIAL CORPORATION

                            18th Floor, MONY Tower II
                               120 Madison Street
                            Syracuse, New York 13202

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   ----------

                                                                   April 2, 2003

To the Shareholders of Alliance Financial Corporation:

            NOTICE IS HEREBY GIVEN that the ANNUAL MEETING OF SHAREHOLDERS of ALLIANCE FINANCIAL CORPORATION, the parent company of Alliance Bank, N.A., will be held at the office of the Company at 160 Main Street, Oneida, New York, on May 13, 2003 at 4:00 p.m., for the purpose of considering and voting upon the following matters:

            1. The election of five Directors to Class II of the Board of Directors to serve for a term of three years and until their successors are duly elected and qualified.

            2. The transaction of such other business as may properly come before the meeting, or any adjournment thereof.

            Only those shareholders of record at the close of business on March 26, 2003 shall be entitled to notice of the meeting and to vote at the meeting.

                                        By Order of the Board of Directors

                                        JUDY A. SCHULTZ
                                        Secretary

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. YOU ARE THEREFORE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME AND VOTE IN PERSON IF YOU WISH.
--------------------------------------------------------------------------------

                         ALLIANCE FINANCIAL CORPORATION

                            18th Floor, MONY TOWER II
                               120 Madison Street
                            Syracuse, New York 13202

                          ----------------------------

                                 PROXY STATEMENT
                FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 13, 2003

            This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Alliance Financial Corporation (the "Company"), the holding company for Alliance Bank, N.A. (the "Bank"), for use at the Annual Meeting of Shareholders to be held at the office of the Company at 160 Main Street, Oneida, New York, on May 13, 2003 at 4:00 p.m. This Proxy Statement and the accompanying Proxy are first being mailed to shareholders on or about April 2, 2003.

            If the enclosed Proxy is properly executed and returned, all shares represented thereby will be voted according to the instructions set forth thereon. If no such instructions are specified, the Proxy will be voted FOR the election of the nominees named below. As to any other business which may properly come before the meeting, the persons named on the Proxy are granted discretionary authority to vote according to their best judgment.

            Any proxy given by a shareholder may be revoked at any time before it is voted by: (i) the shareholder attending the meeting and voting the shares of stock in person; (ii) the execution and delivery of a later dated proxy; or
(iii) the execution and delivery of a written notice of revocation to Judy A. Schultz, Secretary, Alliance Financial Corporation, 18th Floor, MONY Tower II, 120 Madison Street, Syracuse, New York 13202. If not revoked, the Proxy will be voted in accordance with its terms.

            The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers, Directors and regular employees of the Company may solicit proxies in person and by telephone and telegraph, and may solicit brokers and other persons holding shares beneficially owned by others to procure from the beneficial owners consents to the execution of proxies. The Company will reimburse such brokers and other persons for their expenses incurred in sending proxy forms and other material to their principals.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

            At the close of business on March 26, 2003, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 3,478,128 shares of the Company's common stock. Each share of common stock entitles the holder to one vote with respect to each item to come before the meeting. There will be no cumulative voting of shares for any matters voted upon at the meeting. No individual or group of individuals owns of record or is known to the Company to own beneficially more than 5% of the common stock of the Company.

                          ITEM 1: ELECTION OF DIRECTORS

            Pursuant to the Company's Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. The members of each class are elected for staggered terms of three years and until their successors are elected and qualified. Information concerning nominees to the Board of Directors and the Directors continuing in office is set forth below. The nominees receiving a plurality of the votes represented in person or by proxy at the meeting will be elected to the stated positions. All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. If any nominee becomes unavailable for any reason before the meeting, the Proxy may be voted for such other person as may be determined by the Board of Directors of the Company. The shares represented by the enclosed Proxy will be voted FOR the election of the nominees named below unless otherwise specified.

  INFORMATION CONCERNING NOMINEES FOR DIRECTORS, DIRECTORS CONTINUING IN OFFICE
                        AND ADDITIONAL EXECUTIVE OFFICERS

                                                                                           Shares
                                                                                        Beneficially
                                                                            Director     Owned as of    % of Total Common
     Name and Age              Business Experience and Directorships         Since*       3/26/03(1)        Stock (12)
     ------------              -------------------------------------        --------    -------------   -----------------

NOMINEES FOR ELECTION (CLASS II)

John H. Buck              President - Buck Environmental Laboratories,          1994           4,817(2)         0.14
(57)                      Inc.; President - Beardsley Brothers Sawmill,
                          Division of Genegantslett, Inc.; Principal
                          Engineer - Buck Engineering, LLC.

Donald H. Dew             Chairman, President and Chief Executive Officer       1988           8,842(3)         0.25
(51)                      - Diemolding Corporation; Director - Higbee
                          Gaskets.

David P. Kershaw          Treasurer and Chief Financial Officer of              2001          28,811(4)         0.82
(54)                      Company; Executive Vice President and Chief
                          Financial Officer  of Bank.

Charles E. Shafer         Managing Member - Green Lake Associates, LLC;         1998          22,466(5)         0.65
(53)                      Director - Applied Concepts, Inc.; Former
                          Partner - Riehlman, Shafer & Shafer; Director -
                          Marathon Boat Group, Inc.

Charles H. Spaulding      President and Director - George B. Bailey             1993           4,220(6)         0.12
(54)                      Agency, Inc.; Director - J.M. Murray Center,
                          Inc.; Trustee - Cortland Memorial Hospital.

OTHER DIRECTORS**

Donald S. Ames            President - Cortland Laundry, Inc.; Chairman -        1986             81,427         2.34
(60)                      Cortland Line Company, Inc.

Peter M. Dunn             Senior Partner - Dunn, Bruno & St. Leger, LLP;        1968             74,793         2.15
(66)                      Director - Oneida Healthcare Foundation;
                          Director - Oneida Valley Securities Corporation;
                          Director - Oneida Healthcare Corporation.

Margaret G. Ogden         President and CEO - Central New York Community        2001                864         0.02
(57)                      Foundation, Inc.

Paul M. Solomon           Partner - P.J. Equities, LLP; Director -              2001              2,550         0.07
(59)                      Northern Airlines; Director - Air Innovations;
                          Former Partner - Exponential Business
                          Development Company.

                                                                                           Shares
                                                                                        Beneficially
                                                                            Director     Owned as of    % of Total Common
     Name and Age              Business Experience and Directorships         Since*       3/26/03(1)        Stock (12)
     ------------              -------------------------------------        --------    -------------   -----------------

David J. Taylor           Retired President and Director - Prosco               1993              4,725         0.14
(59)                      Products, Inc.; Former Executive Vice President
                          - CTM, Inc.

Mary Pat Adams            Licensed Sales Agent - Don Kingsley Real Estate;      2001          19,925(7)         0.57
(43)                      Director - Oneida Valley Securities Corporation.

Samuel J. Lanzafame       Senior Associate - Ahern, Murphy & Associates;        1988          17,456(8)         0.50
(52)                      Former Chairman - Traces, Inc.; Former President
                          - Central Locating Service, Ltd.; Director -
                          Montana Mills Bread Co.

Robert M. Lovell          Senior Vice President - Navigant Group; Senior        1988              2,435         0.07
(56)                      Vice President - The Hunter Group; Former
                          President - Cortland Memorial Hospital.

Jack H. Webb              Chairman and Chief Executive Officer of Company;      2000          72,246(9)         2.04
(50)                      President and Chief Executive Officer of Bank;
                          Former Retail Executive - Chase Manhattan Bank;
                          Director - Health Alliance of CNY.

OFFICERS

James W. Getman           Executive Vice President and Senior Lending            --          24,551(10)         0.70
(55)                      Officer of Bank; Former Senior Lending Officer -
                          Cayuga Bank; Former Vice President and Regional
                          Commercial Manager - The Chase Manhattan Bank.

John W. Wilson, Jr.       President - Alliance Leasing, Inc.; Former             --                   0         0.00
(56)                      President -Wilson Computer Group, Inc.; Former
                          President - Power & Gas Smart, Inc.
Scott C. Terrier          Senior Vice President of Bank, Information             --          14,718(11)         0.42
(51)                      Technology.

       All Directors, Nominees and Officers as a Group (17 in Group):                           384,846        10.67

* Year in which the Director was first elected or appointed to the Board of Directors of the Company, the Bank, or their respective predecessor entities.

** Ms. Adams and Messrs. Lanzafame, Lovell and Webb are members of Class III with terms expiring in 2004. Ms. Ogden and Messrs. Ames, Dunn, Solomon and Taylor are members of Class I with terms expiring in 2005.

      (1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Company's common stock if he or she has sole or shared voting or investment power with respect to such shares or has a right to acquire beneficial ownership at any time within 60 days from March 26, 2003. Also includes shares owned by family members residing in the same household as to which certain persons disclaim beneficial ownership. Except as otherwise indicated the named individual has sole voting and sole investment power with respect to all of the indicated shares. Share amounts are rounded to the nearest whole number.

      (2)   Includes 750 shares owned by Buck Environmental Laboratories, Inc.

      (3) Includes 72 shares owned by Mr. Dew's son, David, as to which Mr. Dew disclaims any beneficial ownership.

      (4) Includes 23,970 shares which Mr. Kershaw has the right to acquire within 60 days of March 26, 2003 pursuant to stock options granted by the Company, and 2,000 shares of restricted stock.

      (5) Includes 4,602 shares owned by Mr. Shafer's wife, Judith, and 1,890 shares owned by Mr. Shafer's children, all as to which Mr. Shafer disclaims any beneficial ownership.

      (6) Includes 3,594 shares owned by Mr. Spaulding's wife, Elizabeth, as to which Mr. Spaulding disclaims any beneficial ownership.

      (7) Includes 1,157 shares owned by Ms. Adams's husband, Bradford, 2,845 shares owned by Ms. Adams's children, and 3,000 shares held in trust for which Ms. Adams serves as co-trustee. Also includes 3,273 shares which Bradford Adams, a Bank employee, has the right to acquire within 60 days of March 26, 2003 pursuant to stock options granted by the Company

      (8) Includes 15,000 shares owned by Mr. Lanzafame's wife, Janet, and 1,595 shares owned by Mr. Lanzafame's children, all as to which Mr. Lanzafame disclaims any beneficial ownership.

      (9) Includes 100 shares owned by Mr. Webb's wife, Linda, and 200 shares owned by Mr. Webb's daughter, Kristen, all as to which Mr. Webb disclaims any beneficial ownership. Also includes 67,917 shares which Mr. Webb has the right to acquire within 60 days of March 26, 2003 pursuant to stock options granted by the Company, and 3,500 shares of restricted stock.

      (10) Includes 80 shares owned by Mr. Getman's wife, Valerie, as to which Mr. Getman disclaims any beneficial ownership. Also includes 22,141 shares which Mr. Getman has the right to acquire within 60 days of March 26, 2003 pursuant to stock options granted by the Company, and 2,000 shares of restricted stock.

      (11) Includes 10,663 shares which Mr. Terrier has the right to acquire within 60 days of March 26, 2003 pursuant to stock options granted by the Company, and 1,500 shares of restricted stock.

      (12)  Based on 3,478,128 shares outstanding on March 26, 2003.

             ORGANIZATION AND COMPENSATION OF THE BOARD OF DIRECTORS

            During 2002 there were 12 regularly scheduled meetings and three special meetings of the Company's Board of Directors. All of the incumbent Directors of the Company attended at least 75% of the aggregate of all of the 2002 meetings of the Board of Directors and any committees of which the Director was a member.

            The Company has a Director Selection Committee appointed by the full Board of Directors which makes recommendations to the Board for nominees to serve as Directors, and which also recommends proposed Company and Bank committee membership for appointment by the Board. The Director Selection Committee met three times in 2002, and its current members are Directors Spaulding (Chair), Buck and Dunn. The Company's full Board of Directors nominates individuals for election to the Board. The Board will consider written recommendations from shareholders for nominees that are sent to the Secretary of the Company at the Company's address. Section 202 of the Company's Bylaws provides that nominations for Directors to be elected at an annual meeting of the Company's shareholders, except those made by the Board, must be submitted in writing to the Secretary of the Company not less than 90 days nor more than 120 days immediately preceding the date of the meeting. The notice must contain (i) the name, age, business address and residence address of each proposed nominee;
(ii) the principal occupation and employment of each proposed nominee; (iii) the total number of shares of capital stock of the Company owned by each proposed nominee; (iv) the name and residence address of the notifying shareholder; (v) the number of shares of capital stock of the Company owned by the notifying shareholder; and (vi) any other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors, or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Nominations not made in accordance with this procedure may be disregarded by the presiding officer at the annual meeting, in his or her discretion.

            The Company has an Audit Committee, whose membership and functions are described more fully on page 12. The Audit Committee met five times in 2002.

            The Company has a Compensation Committee, whose membership and functions are described more fully on page 8. The Compensation Committee met six times in 2002.

Board of Directors Fees

            Directors who are salaried employees of the Company are not compensated for their service on the Board. Each other Director receives an annual retainer fee of $5,000 for service on the Board, $400 for each Board meeting attended, and $300 for each committee meeting attended.

Deferred Compensation Agreement

            The Company has a Deferred Compensation Plan which provides Company and Bank Directors with the option to defer receipt of all or a portion of their Director's fees. Amounts deferred under the Plan are credited to a reserve account and deemed to be invested in shares of the Company's common stock based on the book value of the stock (as defined in the plan) for the year ending preceding the date of deferral. The reserve account is also credited quarterly with additional amounts equivalent to the number of whole shares and fractions thereof which could be purchased at book value as described above with dividends declared and paid on the stock. Upon a Director no longer being a member of either the Company or Bank Board, all amounts deferred by the Director, plus any earnings thereon, shall be paid at the Director's election over a period of up to ten years or in a lump sum. Upon the date selected by a participating Director to commence receiving deferred payments, the reserve account value is to be determined based on the increase or decrease in the book value of the stock as of the preceding year end, provided that in no event will the Director's payments be less than the amounts actually deferred by the Director. During 2002, 15 current and former Directors participated in the Deferred Compensation Plan. Directors deferred a total of $116,200 in Director's fees during 2002.

                             EXECUTIVE COMPENSATION

            The following table sets forth information concerning compensation paid by the Company to persons who served as Chief Executive Officer (or in an equivalent capacity) during 2002 and to the other most highly compensated executive officers whose salary and bonus from the Company exceeded $100,000 during 2002.

                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term
                                                                     Compensation
                                                                        Awards           All Other
     Name and Principal                                 Bonus      ----------------     Compensation
          Position             Year     Salary ($)     ($)(1)      Stock Options(#)        ($)(2)
-------------------------      ----     ----------     --------    ----------------     ------------
Jack H. Webb                   2002        257,500       40,000          15,000            46,319
Chairman and Chief             2001        181,730            0               0            26,830
Executive Officer              2000         90,237            0          60,000            15,249

David P. Kershaw               2002        140,000       22,700           5,700            27,179
Treasurer and                  2001        113,500            0               0            28,730
Chief Financial Officer        2000        110,000       15,997          17,927            21,611

James W. Getman                2002        122,000       21,700           5,400             8,560
Executive Vice                 2001        108,500            0               0             4,122
President and Senior Loan      2000        105,000       12,450          16,121               363
Officer of the Bank

Scott C. Terrier               2002         94,000       17,600           4,400            15,858
Senior Vice President          2001         88,000            0               0            13,802
of the Bank                    2000         81,000       12,150          13,318            14,971

John W. Wilson                 2002        135,000            0               0                 0
President,
Alliance Leasing, Inc.

      (1) As described on page 11, amounts noted in this column were paid under the Company's Short Term Executive Incentive Compensation Plan.

      (2) Includes the following amounts for Mr. Webb for 2002: $12,719 for the 2002 contribution to the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan; and $33,600 for the 2002 contribution to the Excess Benefit Plan described on page 11. Includes the following amounts for Mr. Kershaw for 2002: $17,111 for the 2002 contribution to the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan; and $10,068 for the 2002 contribution to the Excess Benefit Plan described on page 11. Includes the following amount for Mr. Getman for 2002: $8,560 for the 2002 contribution to the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan. Includes the following amounts for Mr. Terrier for 2002: $12,058 for the 2002 contribution to the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan; and $3,800 for the 2002 contribution to the Excess Benefit Plan described on page 11.

                        OPTION GRANTS IN LAST FISCAL YEAR

            The following table provides further information on grants of stock options pursuant to the Alliance Financial Corporation 1998 Incentive Compensation Plan in fiscal year 2002 to the named executives as reflected in the Summary Compensation Table on page 6.

                                         % of Total                                   Potential Realizable Value at
                                          Options                                     Assumed Annual Rates of Stock
                                         Granted to                                   Price Appreciation for Option
                            Options      Employees     Exercise or                             Term ($)(2)
                            Granted      in Fiscal     Base Price      Expiration     -----------------------------
      Name                  (#)(1)          Year         ($/Sh)           Date           5%                   10%
----------------            -------      ----------    -----------     ----------     --------              -------
Jack H. Webb                 15,000        23.47          23.50          1/2/12        221,700              561,900
David P. Kershaw              5,700         8.92          23.50          1/2/12         84,246              213,522
James W. Getman               5,400         8.45          23.50          1/2/12         79,812              202,284
Scott C. Terrier              4,400         6.89          23.50          1/2/12         65,032              164,824

      (1) Effective January 2, 2002, the Company issued incentive stock options to Messrs. Webb, Kershaw, Getman and Terrier at the then current market price of $23.50 per share. 50% of such options become exercisable on the later of the first anniversary of the grant date and the first trading date that follows the 15th consecutive trading date on which shares of the Company's common stock have traded on an established securities market at a price of at least $25.62 per share; 25% percent of such options become exercisable on the later of the first anniversary of the grant date and the first trading date that follows the 15th consecutive trading date on which shares of the Company's common stock have traded on an established securities market at a price of at least $28.44 per share; and the remaining 25% of such options become exercisable on the later of the first anniversary of the grant date and the first trading date that follows the 15th consecutive trading date on which shares of the Company's common stock have traded on an established securities market at a price of at least $33.14 per share; provided, however, that all of such options shall in any event be exercisable as of the ninth anniversary of the grant date.

      (2) The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's common stock increasing over the ten-year option period to $38.28 and $60.96 respectively for options issued at an exercise price of $23.50.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

            The following table provides information for the named executive officers, with respect to stock options exercised in fiscal year 2002 and the number of stock options held at the end of fiscal year 2002.

                                                                                      Value of Unexercised
                                                      Number of Unexercised         In-the-Money Options at
                       Shares                        Options at 12/31/02 (#)            12/31/02 ($)(1)
                     Acquired on      Value       -----------------------------   -----------------------------
        Name        Exercise (#)   Realized ($)   Exercisable     Unexercisable   Exercisable     Unexercisable
-----------------   ------------   ------------   -----------     -------------   -----------     -------------
Jack H. Webb                0             0          56,667           18,333        508,000            84,500
David P. Kershaw            0             0          10,000           18,627         74,500            52,761
James W. Getman             0             0           9,000           17,521         65,050            49,676
John W. Wilson              0             0               0                0              0                 0
Scott C. Terrier        3,500        24,428               0           14,218              0            40,334

      (1) Based on the closing price of the Company's common stock on December 31, 2002 of $27.20 per share.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

            The Compensation Committee of the Company meets to conduct a comprehensive performance review of all officers and to recommend the annual base remuneration for the officers to the Board of Directors. The Committee considers each officer's performance as measured against that individual's job description.

            In recommending the base annual salary for the Chairman, President and Chief Executive Officer, the Committee considers overall asset quality, earnings, capital adequacy, peer group and industry comparisons, general economic trends and total return to the Company's shareholders. The Committee believes that Mr. Webb served the Company and the Bank well in each of the above measurable categories over the course of the past year, and that the Bank's success is due, in large part, to his efforts. Mr. Webb does not participate in the determination of his annual compensation.

            In 2002, the Compensation Committee also considered and approved contributions to the excess benefit plans for Messrs. Webb, Kershaw and Terrier as set forth in the Summary Compensation Table on page 6.

            The Committee also meets to consider awards under the Short Term Executive Incentive Compensation Plan and the Long Term Incentive Compensation Plan. Descriptions of these plans are found on pages 11 and 12.

                              Donald H. Dew (Chair)
                                 Donald S. Ames
                                  Peter M. Dunn
                                Robert M. Lovell
                                Charles E. Shafer
                                 David J. Taylor

Stock Performance Graph

The following graph compares cumulative total returns (assuming reinvestment of dividends) for the five-year period ended December 31, 2002 on the Company's common stock against: (i) the Standard & Poor's Composite 500 Stock Index (S&P
500), and (ii) a self-determined peer group consisting of all New York State headquartered bank holding companies with total assets less than $5 billion that are subject to the periodic reporting requirements of the Exchange Act.

                         Alliance Financial Corporation

                                [GRAPHIC OMITTED]

                                                                           Period Ending
                                               --------------------------------------------------------------------
Index                                          12/31/97    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
------------------------------                 --------    --------    --------    --------    --------    --------
Alliance Financial Corporation                   100.00       92.29       93.35       73.86      102.62      120.03
S&P 500                                          100.00      128.55      155.60      141.42      124.63       96.95
Alliance Financial Peer Group                    100.00      102.56       86.02       91.06      119.52      135.34

Employment Agreements and Change of Control Arrangements

            The Company has an employment agreement with Jack H. Webb, providing for Mr. Webb to serve as President and Chief Executive Officer of the Company and the Bank for a term through December 31, 2003. The agreement requires Mr. Webb to devote his full business time and attention to the performance of his duties for an annual base salary of not less than $250,000, subject to review and potential increase by the Board of Directors on an annual basis. Mr. Webb is also eligible to participate in any and all incentive compensation, bonus, stock option or similar plans maintained by the Company, as well as any Company-maintained employee pension benefit plans, group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs.

            Mr. Webb's employment agreement may be terminated by the Company with or without cause, and upon Mr. Webb's death or disability. If the Company terminates Mr. Webb's employment for reasons other than cause, death or disability, it must give him 60 days' prior written notice and must pay him, within 30 days after the date of termination, a lump sum equal to the unpaid compensation and benefits that he would have received if he had remained employed until expiration of the agreement. Mr. Webb may terminate the agreement at any time upon 60 days' prior written notice to the Company, in which case he will be entitled only to compensation and benefits earned or accrued through the date of termination.

            If (a) Mr. Webb's employment is terminated by the Company for any reason other than cause, death or disability, or (b) Mr. Webb voluntarily resigns based upon a change in his authority, compensation, or the geographic location of his assignment, in either case in anticipation of or within 24 months following a change of control that occurs during the term of the agreement, the Company shall (i) within 60 days of termination, pay him 2.99 times his average annual compensation during the five full taxable years (or any shorter period of employment) that immediately precedes the year during which the change of control occurs; (ii) provide him with fringe benefits, or the cash equivalent of such benefits, to which he is entitled under the agreement for a period of 24 months following his termination; and (iii) treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options, previously granted to him.

            Effective February 16, 1999, the Company entered into change of control agreements with David P. Kershaw and James W. Getman. Each agreement provides that if the executive's employment is terminated by the Company for any reason other than cause within 24 months following a change of control that occurs during the term of the agreement, the Company shall (i) within 60 days of termination, pay him 2.0 times his average annual compensation during the three full taxable years (or any shorter period of employment) that immediately precedes the year during which the change of control occurs; (ii) provide him with fringe benefits, or the cash equivalent of such benefits, to which he is entitled under the agreement for a period of 24 months following his termination; and (iii) treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options, previously granted to him.

            Effective February 1, 2001, the Company entered into a change of control agreement with Scott C. Terrier. The agreement provides that if Mr. Terrier's employment is terminated by the Company for any reason other than cause within 24 months following a change of control that occurs during the term of the agreement, the Company shall (i) within 60 days of termination, pay him
1.0 times his average annual compensation during the three full taxable years (or any shorter period of employment) that immediately precedes the year during which the change of control occurs; (ii) provide him with fringe benefits, or the cash equivalent of such benefits, to which he is entitled under the agreement for a period of 24 months following his termination; and (iii) treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options, previously granted to him.

Pension Benefits

            The Bank maintains an Amended and Restated 401K Deferred Profit Sharing Plan, in which an employee is eligible to participate upon attaining age 18 and completion of 12 months consecutive service during which the employee worked 1,000 or more hours of service. The Bank's contribution to the Plan consists of (i) matching contributions with respect to salary deferred by participating employees, (ii) a mandatory contribution of 1% of each participating employee's salary per year, and (iii) a discretionary contribution determined in part according to a formula based on years of service with the Bank. The Bank's contributions to the Plan and predecessor plans in 2002 for Messrs. Webb, Kershaw, Getman, Terrier and Wilson are set forth in Note (2) to the Summary Compensation Table on page 6.

Excess Benefit Plans

            The Company has a supplemental retirement agreement with Mr. Webb. The agreement provides that in the event that Mr. Webb remains actively employed through December 31, 2003, the Company must provide him with an annual supplemental retirement benefit in the amount of 70% of the annualized salary paid to him during the 36 months prior to cessation of employment. The supplemental retirement benefit is reduced by the benefit attributable to employer contributions under the Company's Amended and Restated 401K Deferred Profit Sharing Plan and earnings thereon, Mr. Webb's Social Security benefit, and the benefits payable from any pension, profit sharing or similar plans in which Mr. Webb participated prior to joining the Company. Subject to acceleration and adjustment in certain events, the supplemental retirement benefit is payable at age 65 in the form of a straight life annuity payable in monthly installments for life. The 2002 expense associated with Mr. Webb's supplemental retirement benefits is set forth in Note (2) to the Summary Compensation Table on page 6.

            Mr. Kershaw is covered by two separate arrangements with the Bank that will provide supplemental retirement income to Mr. Kershaw. Under the first arrangement, entered into in 1986, Mr. Kershaw is entitled to receive annual payments of $10,000 for ten years following his retirement upon or after attaining age 65. The second arrangement became effective as of October 1, 1989, following amendments made to Oneida Valley National Bank's then-existing pension plan and 401K plan (which have since been terminated and replaced with the Alliance Bank, N.A. Amended and Restated 401K Deferred Profit Sharing Plan). The effect of the 1989 arrangement was to provide Mr. Kershaw with benefits that he would otherwise have received under the Oneida Valley National Bank pension and 401K plans but for these amendments. The 2002 expense associated with Mr. Kershaw's supplemental retirement benefits is set forth in Note (2) to the Summary Compensation Table on page 6.

            Mr. Terrier is covered by an arrangement that became effective as of October 1, 1989, following amendments made to Oneida Valley National Bank's then-existing pension plan and 401K plan. The effect of the 1989 arrangement was to provide Mr. Terrier with benefits that he would otherwise have received under the Oneida Valley National Bank pension and 401K plans but for these amendments. The 2002 expense associated with Mr. Terrier's supplemental retirement benefits is set forth in Note (2) to the Summary Compensation Table on page 6.

Executive Incentive Compensation Plans

            The Bank maintains a Short Term Incentive Compensation Plan designed to include the Bank's Chief Executive Officer(s), Senior Management, and those other employees who, in the opinion of the Board, contribute significantly to the profitability of the Bank. Its purpose is to motivate, reward, and retain management and to focus perspective on short term goals and results. Under the terms of the Plan, at the beginning of each year the Bank's Board of Directors establishes a target performance goal for the year. Annual awards for distribution to Plan participants may not exceed a certain percentage of the participant's base salary which is established in the plan and is based on the participant's management position. Amounts paid under the Plan to Messrs. Webb, Kershaw, Getman and Terrier in 2002 are set forth in the Summary Compensation Table on page 6.

            The Company also maintains a shareholder-approved Long Term Incentive Compensation Plan which provides for the award of incentive stock options, non-statutory stock options and restricted stock to officers, Directors and key employees. The purpose of the Plan is to enable the Company to attract, retain and reward qualified personnel through long term performance incentives, and to more closely align the interests of such persons with those of the Company's shareholders. Awards to Messrs. Webb, Kershaw, Getman and Terrier under the Plan in 2002 are set forth in the Summary Compensation Table on page 6 and in the Option Grants Table on page 7.

                             AUDIT COMMITTEE REPORT

            In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee supervises the internal audit activities of the Bank and supervises and directs the auditors of the Company and the Bank in order to ensure that the Company's and Bank's activities are being conducted in accordance with law and banking rules and regulations established by the Comptroller of the Currency and other regulatory and supervisory authorities, and in conformance with established policy.

            In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company's independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

            The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

            The Audit Committee also reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002.

            Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                           Samuel J. Lanzafame (Chair)
                                Robert M. Lovell
                                Margaret G. Ogden
                                 Paul M. Solomon

                                   AUDIT FEES

            The following table sets forth fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for: (i) services rendered for the audit of the Company's annual financial statements for fiscal year 2002 and review of quarterly financial statements, (ii) services rendered during fiscal year 2002 for provision of any financial information systems design and implementation, and (iii) all other fees for services rendered during fiscal year 2002. The Audit Committee has considered whether the provision of non-audit services is compatible with PricewaterhouseCoopers LLP's independence.

         Audit Fees ...............................            $81,000
         Financial Information Systems Design
         and Implementation Fees ..................            $     0
         All Other Fees ...........................            $68,350

                          TRANSACTIONS WITH MANAGEMENT

            The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with many Directors, officers and their associates. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of the management of the Bank do not involve more than a normal risk of collectability or present other unfavorable features.

            The law firm of Riehlman & Shafer, PLLC, in which Director Charles
E. Shafer's brother is sole owner, provided legal services to the Bank in 2002. For services rendered during 2002 and for related out-of-pocket disbursements, Riehlman & Shafer, PLLC received $118,288.

            The law firm of Dunn, Bruno & St. Leger, LLP, of which Director Peter M. Dunn Senior Partner, provided legal services to the Bank in 2002. The amount received by Dunn, Bruno & St. Leger, LLP for such services was less than 5% of the gross revenues of the law firm for its last fiscal year.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Exchange Act requires the Company's Directors, executive officers and holders of more than 10% of the Company's common stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the common stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based solely on its review of the copies of such filings received by it and written representations of Reporting Persons with respect to the fiscal year ended December 31, 2002, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2002.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

            The Board appointed PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2002. This appointment was based upon the recommendation of the Audit Committee. An independent auditor has not yet been selected for the Company's current fiscal year.

            A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders, and will have an opportunity to make a statement and to respond to appropriate questions.

                                  ANNUAL REPORT

            The Annual Report on Form 10-K of the Company, including financial statements for the year 2002, is being sent to shareholders with this Proxy Statement. Copies of the Annual Report will be furnished to any shareholder upon written request to Judy A. Schultz, Secretary, Alliance Financial Corporation, 18th Floor, MONY Tower II, 120 Madison Street, Syracuse, New York 13202.

                     SUBMISSION OF PROPOSALS BY SHAREHOLDERS

            If shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company's shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the Securities and Exchange Commission for shareholder proposals. Shareholder proposals for the Company's 2004 Annual Meeting of Shareholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 4, 2003. Such shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

                                  OTHER MATTERS

            The Board of Directors is not aware of any matters other than those indicated above that will be presented for action at the meeting. The enclosed Proxy gives discretionary authority, however, in the event any other matter may properly come before the meeting.


                                        By Order of the Board of Directors


                                        Judy A. Schultz
                                        Secretary

Dated: April 2, 2003


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